Name of Registrant:
Templeton Global Income Fund

File No. 811-05459

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Global Income Fund
(the "Fund") was held at the Fund's offices, 500 East Broward Boulevard,
 Fort Lauderdale, Florida, on February 20, 2009. The purposes of the meeting was to elect four (4) Trustees. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund:
Harris J. Ashton, Ann Torre Bates, David W. Niemiec and Robert E. Wade.*
  No other business was tranacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal; The election of four Trustees:



Term Expiring       For        % of       % of   with      % of    % of Shares
2012                       outstanding  Shares   held  outstanding Present
                               Shares   Voted             Shares   and Voting
Harris J. Ashton 112,481,335  85.77%	96.60% 3,962,882   3.02%     3.40%
Ann Torre Bates	 112,598,313  85.867%	96.70% 3,845,904   2.93%     3.30%
David W. Niemiec 112,742,511  85.97%	96.82% 3,701,706   2.82%     3.18%
Robert E. Wade	 112,656,702  85.90%	96.75% 3,787,515   2.89%     3.25%


*Frank J. Crothers, Edith E. Holiday, Charles B. Johnson, Gregory E. Johnson,
 Frank A. Olson, Larry D. Thompson and Constantine D. Tseretopoulos.